Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2023
(millions, except per share amounts)
Operating Revenue	$18,345

Operating Expenses	15,240

Income from operations	3,105

Earnings from equity method investees	306

Other income (expense)	974

Interest and related charges	1,761

Income from continuing operations including noncontrolling interest before income tax expense	2,624

Income tax expense	291

Net income from continuing operations including noncontrolling interest	2,333

Net income (loss) from discontinued operations including noncontrolling interest	(1)

Net income including noncontrolling interests	2,332

Noncontrolling interests	—

Net Income Attributable to Dominion Energy	$2,332

Amounts attributable to Dominion Energy
Net income from continuing operations	$2,333
Net income (loss) from discontinued operations	(1)
Net income attributable to Dominion Energy	$2,332

EPS – Basic
Net income from continuing operations	$2.70
Net income (loss) from discontinued operations	—
Net income attributable to Dominion Energy	$2.70

EPS – Diluted
Net income from continuing operations	$2.70
Net income (loss) from discontinued operations	—
Net income attributable to Dominion Energy	$2.70

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2023
(millions)
Operating Revenue	$9,947

Operating Expenses	7,545

Income from operations	2,402

Other income (expense)	124

Interest and related charges	712

Income before income tax expense	1,814

Income tax expense	318

Net Income	$1,496